EXHIBIT 10.1(d)
FIRST TENNESSEE NATIONAL CORPORATION
NON-EMPLOYEE DIRECTORS’
DEFERRED COMPENSATION STOCK OPTION PLAN
(As Restated for Amendments through December 15, 2008)

1.	Purpose. The Non-Employee Directors’ Deferred Compensation Stock Option Plan of the First Tennessee National Corporation has been adopted to advance the interests of shareholders by encouraging non-employee members of the Board of Directors to acquire proprietary interests in the Company in the form of Stock Options granted in lieu of Retainer/Fees that otherwise would have been paid in cash for serving on the Board of Directors or any committee thereof.
2.	Definitions. As used in the Plan, the following terms shall have the respective meanings set forth below:
(a)	“Board” means the Board of Directors of the Company.

(b)	“Common Stock” means the common stock, par value $1.25 per share, of the Company.

(c)	“Company” means the First Tennessee National Corporation, a corporation established under the laws of the State of Tennessee.

(d)	“Deferred Compensation Stock Option” or “Stock Option” means a right granted at the election of a Non-Employee Director pursuant to Section 6.

(e)	“Disability” means total and permanent disability, which if the Participant were an employee of the Company, would be treated as a total and permanent disability under the terms of the Company’s long-term disability plan for employees, as may be in effect from time to time.

(f)	“Early Retirement” means retirement from Board service after the age of 55 with 120 or more full months of aggregate Board service.

(g)	“Fair Market Value” means the average of the high and low sales prices at which shares of Common Stock are traded, as publicly reported by the Wall Street Journal, on the applicable date or, if there were no sales of Common Stock reported for such date, the last prior date for which a sale is reported.

(h)	“Grant Date” means the applicable date, as specified in Section 7, on which a Stock Option is granted to a Non-Employee Director by reason of an election made pursuant to Section 6.

(i)	“Non-Employee Director” means a member of the Board who is not an employee of the Company or any subsidiary or affiliate of the Company at the time such person elects to receive Retainer/Fees in the form of Stock Options.

(j)	“Normal Retirement” means the date at which any Non-Employee Director is no longer qualified to serve on the Board based on the then-current retirement age policy contained in the Company’s by-laws or, if not in the by-laws, as adopted by the Board.

(k)	“Participant” means a person who has received one or more Stock Options or the legal representative, heir or estate of such person.

(l)	“Plan” means the Non-Employee Directors’ Deferred Compensation Stock Option Plan.

(m)	“Retainer/Fees” means the retainer and meeting attendance fees payable to a Non-Employee Director for service as member of the Board and/or member of any committee of the Board.

(n)	“1934 Act” means the Securities Exchange Act of 1934, as amended from time to time.
3.	Effective Date. The Plan shall be effective on the date it is approved by the shareholders of the Company and shall remain in effect through the last Grant Date occurring in calendar year 1999, unless the Plan is terminated by the Board earlier than such date subject to the provisions of Section 11. If shareholder approval is not obtained by June 30, 1995, the Plan shall be nullified and all elections to receive Stock Options shall be rescinded and all Non-Employee Directors shall receive cash equal to all Retainer/Fees that had been the subject of an election hereunder. Upon termination of the Plan, the applicable terms of the Plan shall continue to apply to all Stock Options which are outstanding on the date the Plan is terminated and to any Stock Options which are granted subsequent to such date pursuant to Section 11.
4.	Plan Operation. The Plan is intended to meet the requirements of a “formula” plan” for purposes of Rule 16b-3 under the 1934 Act as currently applicable to the Plan and accordingly is intended to be self-governing. To this end the Plan is expected to require no discretionary action by any administrative body except as contemplated by Section 5(b). However, should any questions of interpretation arise, they shall be resolved by the Human Resources Committee of the Board or such other Committee as the Board may from time to time designate. The Plan shall be interpreted to comply with Rule 16b-3 under the 1934 Act, as then applicable to the Company’s employee benefit plans, and any action under this Plan that would be inconsistent with the requirements of Rule 16b-3 as then applicable shall be null and void.
5.	Common Stock Available for Stock Options.
(a)	A maximum of 450,000 shares of Common Stock may be issued upon the exercise of Stock Options granted under the Plan. Shares of Common Stock shall not be deemed issued until the applicable Stock Option has been exercised and, accordingly, any shares of Common Stock represented by Stock Options which expire unexercised or which are canceled shall remain available for issuance under the Plan.

(b)	Any increase in the number of outstanding shares of Common Stock through stock splits or stock dividends having a record date on or after July 14, 2008 shall be reflected proportionately in an increase in the aggregate number of shares then available for the grant of Stock Options under the Plan, or becoming available through the termination or forfeiture of Stock Options previously granted but unexercised and in the number subject to Stock Options then outstanding, and a proportionate reduction shall be made in the per-share exercise price as to any outstanding Stock Options or portions thereof not yet exercised. After any adjustment made pursuant to this Section, the number of shares subject to each outstanding option may be rounded down to the nearest whole number of shares or to the nearest fraction of a whole share specified by the Committee, all as the Committee may determine from time to time. The Committee may approve different rounding methods for different tranches of options or for options of different sizes within any single tranche. If changes in capitalization other than those considered above shall occur, the Board, as it deems appropriate to preserve Participant’s benefits and to meet the intent of the Plan, may make equitable adjustments to the number of shares available under the Plan and covered by outstanding Stock Options and to the exercise prices of outstanding Stock Options in the event of any change in capitalization or similar action affecting Common Stock. Such actions may include, but are not limited to, any combination or exchange of shares, merger, consolidation, recapitalization, spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders, or any other change affecting the Common Stock. Notwithstanding any other provision of this Section, in the case of any stock dividend paid or payable at a rate of 10% or less:
(i)	The Company may implement any required adjustment of an option by either of the following alternative methods applicable to that option, in lieu of the method provided above.

(a)	The Company may defer making any formal adjustment to individual options until such time as it is deemed administratively practicable and convenient. If the Company expects a series of quarterly or other periodic stock dividends to occur, the Company may make a single adjustment that would have the same cumulative effect as having made adjustments for all such stock dividends, except that the Company may make a single final rounding down adjustment for any fractional shares rather than having to account for rounding at the time of each such stock dividend.
(b)	Prior to making any such formal adjustment(s) to such individual option or in lieu of making any such formal adjustment(s), the Company may make one or more informal adjustments to such individual option at the time that the holder exercises such option (in whole or in part) in accordance with its original terms as if no adjustment had been made for any such stock dividends. In that case, as soon as administratively practicable thereafter, the Company shall issue to the option holder for no additional consideration such whole number of additional shares to which the option holder would have been entitled if formal adjustments to the holder’s option had been made for each such stock dividend (except for a single final rounding down adjustment for any fractional shares). In any case under this alternative: (1) the Company may impose such limitations on the issuance of such additional shares, including the forfeiture of such additional shares, if it is not administratively practicable for the Company to issue such additional shares after any exercise of a stock option within such period of time as may, in the discretion of the Company, be appropriate to best preserve the status of such options under Section 409A as Grandfathered Options or Excepted Options, as hereinafter defined; and (2) if approved by the Committee, the Company may withhold the issuance of additional shares in such amount as may be appropriate to defray applicable withholding and other taxes with respect to the additional shares or may make other arrangements to defray applicable withholding and other taxes from other sources.
(ii)	The Committee may delegate to the executive officer of the Company in charge of human resources the task of establishing and implementing appropriate policies, procedures, and methods to implement any such alternative adjustment methods within parameters approved by the Committee.
(iii)	Regardless of whether formal adjustments to individual options are deferred or whether only informal adjustments are made to individual options, the number of shares available for the issuance of options under the Plan shall be deemed to be increased as if formal adjustments were made at the time of each such stock dividend.
(iv)	Notwithstanding any provision herein to the contrary, neither this section nor any policies or procedures adopted hereunder shall be deemed to authorize any feature for the deferral of compensation other than the deferral of recognition of income until the later of (a) the exercise or disposition of the options under Treasury Regulation §1.83-7 or (b) the time any shares acquired pursuant to the exercise of the options first become substantially vested as defined in Treasury Regulation §1.83-3(b). In the event of any partial exercise or disposition of an option or any partial vesting and delivery of shares under an option, the foregoing provisions in this (iv) shall be applied to the options in the same proportions.
6.	Elections to Receive Stock Options. Each Non-Employee may make a one-time irrevocable election to receive Stock Options under the Plan, provided that such election conforms to the following:

(a)	Each Non-Employee Director serving as of January 1, 1995, must make his or her election under the Plan no later than December 31, 1996. Such election, if any, shall be applicable to Retainer/Fees otherwise payable to such Non-Employee Director for service from the first day of the month following the date of such election through December 31, 1999, subject to the requirements of Section 9.

(b)	Each Non-Employee Director who is newly appointed or elected to the Board after January 1, 1995, must make his or her election, if any, under the Plan no later than 30 days following the commencement of such person’s Board service. Such election, if any, shall be applicable to Retainer/Fees earned by such Non-Employee Director from the date of such election through December 31, 1999, subject to the requirements of Section 9. The above notwithstanding, no election under the Plan shall be permitted after June 30, 1999.

(c)	In making an irrevocable election to receive Retainer/Fees in the form of Stock Options, the Non-Employee Director must designate that the election is for all or a specified portion of the Retainer/Fees payable to him or her through December 31, 1999.
7.	Effective Grant Dates.
(a)	The Grant Dates for Stock Options granted pursuant to an election covered by Section 6(a) made by a Non-Employee Director serving on the Board as of January 1, 1995 shall be June 30 and December 31 for each of the calendar years such election is in effect.

(b)	The Grant Dates for Stock Options granted pursuant to an election covered by Section 6(b) made by a Non-Employee Director elected or appointed to the Board after January 1, 1995, shall be:
(i)	For the initial Stock Option granted, the earliest calendar date specified by Section 7(a) to occur after such election, or, if then required by Rule 16b-3 under the 1934 Act as then applicable to the Plan, the last day of the second full calendar quarter of Board service after an election pursuant to Section 6 has been made.
(ii)	For all Stock Options granted subsequent to the initial Stock Option, each subsequent June 30 and December 31 for each of the calendar years such election is in effect.
8.	Stock Option Grants. Stock Options granted under the Plan shall have the following terms and conditions:
(a)	Each Stock Option shall have a per share exercise price equal to 85% of the Fair Market Value on the Grant Date.

(b)	Each Stock Option shall cover the number of shares determined by the following formula:

Amount of Retainer/Fees Earned	=	Number of Common Shares
Fair Market Value - 85% x Fair Market Value
If the number of Common Shares resulting from this calculation is not a whole number, the amount will be rounded up to the next whole number. The “Amount of Retainer/Fees Earned” for purposes of this calculation shall be such amount as was payable to the Participant since the prior applicable Grant Date or since the first day of the month following the date of the election in the case of an election pursuant to Section 6(a), or the date of the election in the case of an election pursuant to Section 6(b).
(c)	Each Stock Option shall expire on the twentieth anniversary of its Grant Date, subject to earlier or later expiration in accordance with Section 9.

(d)	Each Stock Option shall be immediately exercisable upon grant, except, however, that the Board may postpone the exercise of a Stock Option during such period of time that is deemed reasonably necessary to prevent any acts or omissions that the Board reasonably believes could result in the violation of any state or federal law.
9.	Termination of Board Service.
(a)	If a Non-Employee Director terminates Board service for any reason (or becomes an employee of the Company) prior to a Grant Date upon which he or she would otherwise receive a Stock Option under the Plan, no future Stock Options shall be granted to him or her and any Retainer/Fees that have been earned, but which were to be paid in the form of a Stock Option will be paid in cash instead.

(b)	If a Participant terminates Board service with less than 120 full months of aggregate Board service or prior to Normal or Early Retirement for any reason other than death or Disability, all outstanding Stock Options held by such Participant shall expire on the first anniversary of such person’s termination of Board service.

(c)	If a Participant terminates Board service due to death, Disability or because of Normal or Early Retirement, each outstanding Stock Option held by such Participant shall terminate at the earlier of the fifth anniversary of such Participant’s termination of Board service or the end of the term of the Stock Option.

(d)	The above notwithstanding, any Stock Option held by a Participant at the time of the Participant’s death shall expire on the later of the date provided for by Section 9(b) or 9(c), or the first anniversary of the Participant’s death.
10.	Exercise Payment. A Stock Option, or portion thereof, may be exercised by written notice of the exercise delivered to the Human Resources Committee of the Board, or its designee, accompanied by payment of the exercise price. Such payment may be made by cash, personal check or Common Stock already owned by the Participant, valued at the Fair Market Value on the date of exercise, or a combination of such payment methods. As soon as practicable after notice of exercise and receipt of full payment for shares of Common Stock being acquired (or, in the event the Participant has executed a deferral agreement pursuant to Section 12 hereof, at the time specified in such deferral agreement), the Company shall deliver a certificate to the Participant representing the Common Stock purchased through the Stock Option.

11.	Termination, Suspension and Amendment of the Plan. The Board may at any time terminate, suspend or amend the Plan, except that the Plan may not be amended in any manner which knowingly would: (a) cause the Plan not to comply with Rule 16b-3 under the 1934 Act as then applicable to the Company’s employee benefit plans; (b) cause Participants not to be deemed “disinterested persons” for purposes of Rule 16b-3 under the 1934 Act as then applicable to the Company’s employee benefits plans; or (c) adversely affect a Participant’s rights under the Plan, without the consent of the Participant. If the Plan is terminated or suspended prior to December 31, 1999, any Retainer/Fees which have been earned but not paid as of the effective date of termination of the Plan and which are the subject of an election pursuant to Section 6, will be delivered in the form of Stock Options on the appropriate Grant Date, notwithstanding that such date is subsequent to the date the Plan has otherwise been terminated or suspended.

12.	Reload Option Grants and Deferral of Receipt of Shares.
(a) Reload Grants. Automatically upon the compliance by the Participant with the following, the Participant will receive an additional option (a “Reload Option”) at the time and subject to the terms and conditions described in this Section 12(a):

1.	The Participant must exercise a Stock Option, using the attestation method of exercise to pay all or a portion of the exercise price of the Stock Option. Under the “attestation method” the Participant or other person who holds legal title to shares of Common Stock beneficially owned by the Participant attests to the ownership of a sufficient amount of shares of Common Stock to pay all or a portion of the exercise price of the Stock Option without actually tendering such shares, and as a result the Company issues to the Participant (or defers delivery of) that number of shares equal to the number of shares subject to Stock Option or Reload Option being exercised net of the shares attested to.

2.	The Participant must not have previously received the grant of a Reload Option in connection with the exercise of a portion of the Stock Option.

3.	The Participant must be a current Director of the Corporation at the time of the exercise of the Stock Option.

4.	There must be at least one year remaining in the term of the Stock Option at the time of its exercise.

5.	The Reload Option will be granted on and as of the time and date of the valid exercise of the Stock Option by the Participant.

6.	The exercise price per share of the Reload Option will be the Fair Market Value of one share of Common Stock on the date of exercise of Stock Option.

7.	The number of shares of Common Stock with respect to which the Reload Option will be granted will be equal to the number of shares attested to by the Participant in payment in all or a portion of the exercise price of the Stock Option.

8.	The Reload Option will be exercisable during a term commencing at the time of the valid exercise of the Stock Option and ending on the same date at the same time as the original term of the Stock Option ends.

9.	No Reload Option will be granted upon the exercise of a Reload Option.

10.	A Participant who has received more than one Stock Option and who otherwise complies with this Section 12(a) will receive a Reload Option with respect to each such Stock Option.

11.	The sale or other transfer of certain of the shares received upon the exercise of a Reload Option will be restricted, as follows:
(i)	No restriction will apply to the shares received upon the exercise of a Reload Option if the Reload Option was granted in connection with the exercise of an option in which the Participant elected to defer receipt of shares.

(ii)	Subject to (v), the restriction will apply to that number of shares received upon the exercise of a Reload Option equal to the product of x times y times z divided by w, where “x” is the number of shares received upon the exercise of the Reload Option, “y” is .50, “z” is the difference between the fair market value of one share at the time of exercise minus the exercise price of one share, and “w” is the fair market value of one share at the time of exercise.

(iii)	The restriction period will last until the earliest to occur of the following: five years following the exercise of the Reload Option, death, disability, Normal Retirement, Early Retirement, a change in control as defined in the Company’s

1997 Employee Stock Option Plan or termination of service as a director for any reason.

(iv)	During the restriction period the Participant cannot sell or otherwise transfer the shares, and the shares either will be legended accordingly or will be held in book-entry form by the Company’s transfer agent with appropriate limitations on transfer ability in place.

(v)	In the event that the Participant determines to sell shares of Common Stock to pay the taxes associated with the exercise of a Reload Option, then 50% of the shares so sold to pay the taxes may be shares that otherwise would be restricted pursuant to the provisions hereof.
(b) Deferral of Receipt of Shares. A Participant who complies with the following terms and conditions is permitted to defer receipt of shares of Common Stock covered by a Stock Option or a Reload Option and thereby defer recognition of income thereon at the time of the exercise of the Stock Option or Reload Option:
1.	The Participant must enter into an irrevocable deferral agreement, which provides for the deferral of delivery of shares of Common Stock to the Participant following the Participant’s exercise of a Stock Option or Reload Option, and at least six months must elapse before the Stock Option or Reload Option covered by the deferral agreement is exercised.

2.	The Participant must use the “attestation” method of exercising the Stock Option or Reload Option or portion thereof with respect to which receipt of shares will be deferred.

3.	The shares attested to in payment of the exercise price must be “mature” shares; that is, the shares must either have been purchased in the open market by the Participant or if the shares were acquired directly from the Company pursuant to an employee benefit plan, the shares must have been owned for six months prior to the exercise.

4.	The Participant must be a current Director of the Company both at the time of execution of the deferral agreement and at the time of the exercise of the Stock Option or Reload Option, receipt of the shares of which will be deferred.

5.	The Participant must select a deferral period, which is a period of time that ends on any future date, not in any event to exceed actual retirement (whether Normal Retirement or Early Retirement) plus five years.

6.	For each Participant electing to defer, upon the exercise of the Stock Option or Reload Option, no shares will be transferred to the Participant and a deferral account will be established by the Company, consisting of a subaccount reflecting phantom stock units and a subaccount representing cash equal to the earnings credited to the account with respect to the dividend equivalents and interest thereon. The Participant’s phantom stock subaccount will be credited with phantom stock units, based on the number of shares with respect to which the Stock Option or Reload Option was exercised by the Participant, net of the number of shares attested to in payment of the exercise price, with each phantom stock unit being equivalent to one share of Common Stock. Additional phantom stock units will be credited to the Participant’s phantom stock subaccount at the time of the payment of any stock split or stock dividend that is declared with respect to the Company’s Common Stock, having a payment date that occurs after the exercise of a Stock Option or Reload Option pursuant to this Section 12(b) and before the deferral period with respect thereto has terminated corresponding to such stock split or stock dividend with the result that each Participant shall be issued that number of shares of Common Stock at the termination of the deferral period that the Participant would have owned had he or she exercised the relevant Stock Option or Reload Option without deferring and then maintained ownership of such shares of Common Stock through the payment date of such stock split or stock dividend.

7.	Earnings will be credited to the Participant’s cash subaccount and accrued on the phantom stock units as follows: on each date on which the Company pays a dividend on its shares of Common Stock, an amount equivalent to such dividend will be credited to the Participant’s account with respect to each phantom stock unit. Then, as of January 1st of each year, an additional amount will be credited to the Participant’s account to reflect earnings on the dividend equivalents from the time they were credited to the account for the prior plan year. The rate of earnings will be the rate disclosed under the caption “Annualized Ten Year Treasury Rate” in the Federal Reserve Statistical Release in January of the year following the year with respect to which earnings are to be credited, and the amount will be computed by multiplying the dividend equivalent by the rate by a factor representing the fraction of the year (100% for a January 1st dividend equivalent, 75% for an April 1st dividend equivalent, 50% for a July 1st dividend equivalent, and 25% for a October 1 dividend equivalent) remaining after the dividend equivalent was credited to the Participant’s account. The rate applicable to the portion of the year in which a distribution from the deferral account is made to the Participant will be the rate employed for the previous year. Interest will compound as follows: for any cash credited to the account that existed on the first day of the prior plan year (excluding any dividend equivalent that is credited to the account on such day), earnings will be credited in an amount equal to the amount of such cash multiplied by the applicable ten year treasury rate factor.

8.	Payment from the Participant’s deferral account will be made in a single lump sum, computed as follows: with respect to the Participant’s phantom stock subaccount, one share of Common Stock will be paid to the Participant for each phantom stock unit credited to such subaccount, and with respect to the Participant’s cash subaccount, cash in the amount credited to such subaccount will be paid to the Participant.

9.	Payment from the Participant’s deferral account will be made to the Participant (or, in the event of the Participant’s death, his or her beneficiary identified in the deferral agreement) on the earliest of the date selected by the Participant, a change in control as defined in the Company’s 1997 Employee Stock Option Plan, death, disability, or termination of service as a director for any reason other than Normal Retirement or Early Retirement.

10.	If the Participant does not exercise the option with respect to which a deferral has been elected in accordance with the terms of the deferral agreement, the option will be forfeited by the Participant and canceled by the Company.
(c) General. The term “Stock Option” as used in Sections 2(k), 3 (the last sentence), 5, 8(d), 9(b), 9(d), 10 and 12 shall be deemed to include a “Reload Option” for all purposes of such Sections.
13.	General Provisions.
(a)	Stock Options shall not be transferable or assignable other than by (a) will or the laws of descent and distribution, or (b) to the extent permitted by Rule 16b-3 under the 1934 Act as then applicable to the Company’s employee benefits plans, by gift or other transfer to either (i) any trust or estate in which the original award recipient or such person’s spouse or other immediate relative has a substantial beneficial interest or (ii) a spouse or other immediate relative, provided that such a transfer will continue to require such Stock Options to be disclosed pursuant to Item 403 of Regulation S-K under the Securities Act of 1933, as amended from time to time.

(b)	Stock Options shall be evidenced by written agreements or such other appropriate documentation prescribed by the Human Resources Committee of the Board or its designee.

(c)	Neither the Plan nor the granting of Stock Options nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company shall retain the services of a Participant for any period of time or at any particular rate of compensation as a member of the Board. Nothing in the Plan shall in any way limit or affect the right of the Board or the shareholders of the Company to remove any Participant from the Board or otherwise terminate his or her service as a member of the Board.

(d)	The validity, construction and effect of the plan and any such actions taken under or relating to the Plan shall be determined in accordance with the laws of the State of Tennessee and applicable federal law.